Exhibit 15

November 6, 2009

Northeast Utilities

56 Prospect Street

Hartford, Connecticut 06103

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of Northeast Utilities and subsidiaries (the "Company") for the three-month and nine-month periods ended September 30, 2009 and 2008, as indicated in our report dated November 6, 2009; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, is incorporated by reference in Registration Statement No. 333-141425 on Form S-3 and Registration Statement Nos. 333-63144, 333-121364, and 333-142724 on Forms S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/

Deloitte & Touche

Deloitte & Touche

Hartford, Connecticut